Exhibit 3.1(nn)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEW EDGE NETWORK, INC.

The undersigned, J. Howard Clowes, hereby certifies that:

ONE:                    He is the duly elected and acting Secretary of New Edge Network, Inc. (formerly known as Access 21 Corporation), a corporation organized and existing under the laws of the State of Delaware (the “Corporation”).

TWO:               The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June I, 1999.

THREE:      All amendments to the Certificate of Incorporation of the Corporation reflected herein have been duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law. The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is New Edge Network, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 15 East North Street in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporation Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A.                                   Classes of Stock.     The Corporation is authorized to issue one class of shares to be designated “Common Stock,” a par value of $66.67. The total number of shares of Common Stock authorized is one thousand (1,000).

Effective upon filing this Amended and Restated Certificate of Incorporation, each outstanding share of the Corporation’s common stock shall automatically and without any action on the part of the holder thereof be reconstituted and reclassified as and changed into one-one hundred thousand of a share of the Corporation’s Common Stock.

B.                                     Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV (B).

1.                                       Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.                                       Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed to the holders of Common Stock.

3.                                       Redemption.  The Common Stock is not redeemable.

4.                                       Voting Rights.  The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law or as set forth in this Amended and Restated Certificate of Incorporation.

ARTICLE V

A.                                   Limitation of Directors’ and Officers’ Liability.  To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware Corporation Law as the same exists or may hereafter be amended. Neither any amendment nor repeal of this Article, nor the adoption of any provisions of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

B.                                     Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V by the stockholders of the Corporation shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation, on this 9th day of November, 2000 and certifies under penalty of perjury that he has read the foregoing Amended and Restated Certificate of Incorporation and knows the contents thereof and that the statements therein are true.

Executed at San Francisco, California on November 9, 2000.

/s/ J. Howard Clowes
J. Howard Clowes, Secretary